Exhibit 99.1

Investor	Nancy Christal	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS THIRD QUARTER RESULTS

Third Quarter Year-over-year Highlights:

•	Net revenues increased 9.7% to $35.0 billion

•	Operating profit increased 4.3% to $2.2 billion

•	Adjusted EPS of $0.88 and GAAP diluted EPS from continuing operations of $0.81, both of which include a $0.27 per share loss on early extinguishment of debt

•	Adjusted EPS increased 9.0% to $1.15, excluding the loss on early extinguishment of debt in 2014 and a legal settlement gain in 2013

Year-to-date Highlights:

•	Generated free cash flow of $3.6 billion

•	Cash flow from operations of $4.7 billion

2014 Guidance:

•	Full-year Adjusted EPS range narrowed to $4.47 to $4.50; excluding the $0.27 per share loss on early extinguishment of debt

•	GAAP diluted EPS from continuing operations of $3.93 to $3.96

•	Provided fourth quarter Adjusted EPS guidance of $1.18 to $1.21 and GAAP diluted EPS from continuing operations guidance of $1.12 to $1.15

•	Full year free cash flow range raised to $5.7 to $6.0 billion; cash flow from operations raised to $7.4 to $7.7 billion

WOONSOCKET, RHODE ISLAND, November 4, 2014 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended September 30, 2014.

Revenues

Net revenues for the three months ended September 30, 2014, increased 9.7%, or approximately $3.1 billion, to $35.0 billion compared to the three months ended September 30, 2013.

Revenues in the Pharmacy Services Segment increased 15.7%, or $3.1 billion, to $22.5 billion in the three months ended September 30, 2014. The increase was driven by growth in specialty pharmacy including the acquisition of Coram and the impact of Specialty Connect®, as well as increased volume in pharmacy network claims. Pharmacy network claims processed during the three months ended September 30, 2014 increased 4.3% to 209.6 million compared to 200.9 million in the prior year. The increase in the pharmacy network claim volume was primarily due to net new business and growth in Managed Medicaid, partially offset by a decrease in Medicare Part D claims. Mail choice claims processed during the three months ended September 30, 2014 decreased 1.3% to 20.7 million, compared to 21.0 million in the prior year. The decrease in mail choice claims was driven by a decline in traditional mail volumes, which was partially offset by growth in our Maintenance Choice® program.

Revenues in the Retail Pharmacy Segment increased 3.1%, or $501 million, to $16.7 billion in the three months ended September 30, 2014. Same store sales increased 2.0% versus the third quarter of last year, with pharmacy same store sales up 4.8% and front store same store sales down 4.5%. Front store same store sales would have been approximately 480 basis points higher if tobacco and the estimated associated basket sales were excluded from the three months ended September 30, 2014 and 2013. Front store same store sales were negatively impacted by softer customer traffic, partially offset by an increase in basket size. Pharmacy same store prescription volumes rose 5.1% on a 30-day equivalent basis. Pharmacy same store sales were negatively impacted by approximately 190 basis points from recent generic drug introductions and by approximately 190 basis points from the implementation of Specialty Connect. Specialty Connect transitioned all specialty prescriptions to the

Pharmacy Services Segment, as they are being processed through the Company's specialty mail order pharmacies. The implementation of Specialty Connect had a greater effect on revenues than prescription volumes due to the higher dollar value of specialty products.

For the three months ended September 30, 2014, the generic dispensing rate increased approximately 180 basis points in both the Pharmacy Services Segment and Retail Pharmacy Segment, to 82.5% and 83.3%, respectively, compared to the prior year.

Operating Profit and Net Income

Operating profit for the Pharmacy Services and Retail Pharmacy segments for the three months ended September 30, 2014, increased 7.3% and 4.3%, respectively. Both segments benefited from the impact of increased generic drugs dispensed, which improved operating margins. The Pharmacy Services Segment was also positively impacted by growth in specialty pharmacy and favorable purchasing economics, partially offset by price compression. The Retail Pharmacy Segment was also positively impacted by growth of prescription volumes combined with an improved pharmacy margin rate, partially offset by the loss of sales from tobacco and the associated basket as well as incremental store operating costs associated with operating more stores.

Net income for the three months ended September 30, 2014, decreased 24.1%, or approximately $301 million, to approximately $0.9 billion, primarily due to a $521 million pre-tax loss ($0.27 per share) on the early extinguishment of debt. Excluding the loss on early extinguishment of debt and a $72 million pre-tax gain ($0.04 per share) from a legal settlement in 2013, net income increased 5.0%(1). Adjusted earnings per share (Adjusted EPS) for the three months ended September 30, 2014 and 2013, was $0.88 and $1.09, respectively. Excluding the 2014 loss on early extinguishment of debt and the 2013 gain from the legal settlement, Adjusted EPS increased 9.0% to $1.15. Adjusted EPS in the three months ended September 30, 2014 and 2013, excludes $126 million and $124 million, respectively, of intangible asset amortization related to acquisition activity. GAAP earnings per diluted share for the three months ended September 30, 2014 and 2013, was $0.81 and $1.02, respectively.

President and Chief Executive Officer Larry Merlo stated, “I'm very pleased with our strong results in the third quarter, which reflect better-than-expected revenue growth across the enterprise and expanding retail gross margins. The 2015 PBM selling season continued to be highly successful with a significant number of new business wins across all lines of business. We also continued to deliver substantial free cash flow, enabling us to return more than $3.7 billion to our shareholders year to date. We are well on track to return more than $5 billion to our shareholders through dividends and share repurchases for the full year 2014."

Guidance

The Company narrowed its earnings guidance range for the full year 2014. The Company now expects to deliver Adjusted EPS of $4.47 to $4.50, from $4.43 to $4.51, excluding the $0.27 per share loss on early extinguishment of debt. GAAP diluted EPS from continuing operations is expected to be $3.93 to $3.96, including the loss on the early extinguishment of debt. The Company raised its 2014 free cash flow guidance range to $5.7 billion to $6.0 billion, from $5.5 billion to $5.8 billion, and raised the 2014 cash flow from operations range to $7.4 billion to $7.7 billion, from $7.2 billion to $7.5 billion. The Company expects to deliver Adjusted EPS of $1.18 to $1.21 and GAAP diluted EPS from continuing operations of $1.12 to $1.15 in the fourth quarter of 2014.

Real Estate Program

During the three months ended September 30, 2014, the Company opened 45 new and acquired 33 retail drugstores, and closed four retail drugstores. In addition, the Company relocated 13 retail drugstores. As of September 30, 2014, the Company operated 7,935 locations in 47 states, the District of Columbia, Puerto Rico and Brazil. These locations included 7,779 retail drugstores, 936 health care clinics, 17 onsite pharmacies, 26 retail specialty pharmacy stores, 11 specialty mail order pharmacies, four mail service dispensing pharmacies, and 84 branches and six centers of excellence for infusion and enteral services.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EST) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://info.cvshealth.com/investors. This webcast will be archived and available on the website for a one-year period following the conference call.

(1)
Excluding the $72 million pre-tax ($44 million after-tax) gain on a legal settlement for the three months ended September 30, 2013 and the $521 million pre-tax ($315 million after-tax) loss on early extinguishment of debt for the three months ended September 30, 2014, net income increased $61 million or 5.0% from $1,205 million to $1,266 million.

About the Company

CVS Health is dedicated to helping people on their path to better health as the largest integrated pharmacy company in the United States. Through the Company’s 7,800 retail pharmacies, more than 900 walk-in medical clinics, a leading pharmacy benefit manager serving approximately 65 million plan members, and expanding specialty pharmacy services, the Company enables people, businesses and communities to manage health in more affordable, effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about CVS Health at http://info.cvshealth.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the section entitled "Cautionary Statement Concerning Forward-Looking Statements" in our most recently filed Quarterly Report on Form 10-Q.
 — Tables Follow —

CVS HEALTH CORPORATION
(formerly CVS Caremark Corporation)
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2014	2013	2014	2013

Net revenues	$35,021	$31,932	$102,312	$93,931
Cost of revenues	28,553	25,905	83,578	76,487
Gross profit	6,468	6,027	18,734	17,444
Operating expenses	4,222	3,873	12,256	11,624
Operating profit	2,246	2,154	6,478	5,820
Interest expense, net	153	122	469	374
Loss on early extinguishment of debt	521	—	521	—
Income before income tax provision	1,572	2,032	5,488	5,446
Income tax provision	624	777	2,165	2,112
Income from continuing operations	948	1,255	3,323	3,334
Loss from discontinued operations, net of tax	—	(6)	—	(7)
Net income	$948	$1,249	$3,323	$3,327

Basic earnings per share:
Income from continuing operations	$0.82	$1.03	$2.84	$2.72
Loss from discontinued operations	$—	$—	$—	$(0.01)
Net income	$0.82	$1.03	$2.84	$2.71
Weighted average basic shares outstanding	1,157	1,218	1,167	1,226

Diluted earnings per share:
Income from continuing operations	$0.81	$1.02	$2.82	$2.70
Loss from discontinued operations	$—	$—	$—	$(0.01)
Net income	$0.81	$1.02	$2.82	$2.70
Weighted average diluted shares outstanding	1,164	1,226	1,175	1,234

Dividends declared per share	$0.275	$0.225	$0.825	$0.675

CVS HEALTH CORPORATION
(formerly CVS Caremark Corporation)
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
In millions, except per share amounts	2014	2013
Assets:
Cash and cash equivalents	$1,132	$4,089
Short-term investments	78	88
Accounts receivable, net	10,828	8,729
Inventories	11,613	11,045
Deferred income taxes	1,042	902
Other current assets	644	472
Total current assets	25,337	25,325
Property and equipment, net	8,694	8,615
Goodwill	28,151	26,542
Intangible assets, net	9,854	9,529
Other assets	1,540	1,515
Total assets	$73,576	$71,526

Liabilities:
Accounts payable	$6,033	$5,548
Claims and discounts payable	5,400	4,548
Accrued expenses	5,433	4,768
Short-term debt	775	—
Current portion of long-term debt	572	561
Total current liabilities	18,213	15,425
Long-term debt	11,709	12,841
Deferred income taxes	4,051	3,901
Other long-term liabilities	1,494	1,421
Commitments and contingencies	—	—

Shareholders’ equity:
CVS Health shareholders' equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,690 shares issued and 1,153 shares outstanding at September 30, 2014 and 1,680 shares issued and 1,180 shares
outstanding at December 31, 2013	17	17
Treasury stock, at cost: 536 shares at September 30, 2014 and 500 shares at December 31,
2013	(22,877)	(20,169)
Shares held in trust: 1 share at September 30, 2014 and December 31, 2013	(31)	(31)
Capital surplus	30,310	29,777
Retained earnings	30,845	28,493
Accumulated other comprehensive income (loss)	(160)	(149)
Total CVS Health shareholders’ equity	38,104	37,938
Noncontrolling interest	5	—
Total shareholders' equity	38,109	37,938
Total liabilities and shareholders’ equity	$73,576	$71,526

CVS HEALTH CORPORATION
(formerly CVS Caremark Corporation)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In millions	2014	2013
Cash flows from operating activities:
Cash receipts from customers	$95,816	$85,408
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(77,067)	(67,826)
Cash paid to other suppliers and employees	(11,267)	(10,760)
Interest received	11	5
Interest paid	(458)	(369)
Income taxes paid	(2,321)	(2,213)
Net cash provided by operating activities	4,714	4,245

Cash flows from investing activities:
Purchases of property and equipment	(1,436)	(1,330)
Proceeds from sale-leaseback transactions	328	156
Proceeds from sale of property and equipment	8	13
Acquisitions (net of cash acquired) and other investments	(2,392)	(354)
Purchase of available-for-sale investments	(161)	(107)
Sale or maturity of available-for-sale investments	119	—
Net cash used in investing activities	(3,534)	(1,622)

Cash flows from financing activities:
Increase in short-term debt	775	124
Proceeds from issuance of long-term debt	1,483	—
Repayments of long-term debt	(3,086)	—
Dividends paid	(971)	(829)
Proceeds from exercise of stock options	378	431
Excess tax benefits from stock-based compensation	89	48
Repurchase of common stock	(2,801)	(2,272)
Net cash used in financing activities	(4,133)	(2,498)
Effect of exchange rates on cash	(4)	5
Net increase (decrease) in cash and cash equivalents	(2,957)	130
Cash and cash equivalents at the beginning of the period	4,089	1,375
Cash and cash equivalents at the end of the period	$1,132	$1,505

Reconciliation of net income to net cash provided by operating activities:
Net income	$3,323	$3,327
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,442	1,412
Stock-based compensation	121	101
Loss on early extinguishment of debt	521	—
Deferred income taxes and other non-cash items	(64)	129
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(1,872)	(1,518)
Inventories	(449)	(79)
Other current assets	(160)	176
Other assets	(19)	(125)
Accounts payable and claims and discounts payable	1,222	697
Accrued expenses	676	76
Other long-term liabilities	(27)	49
Net cash provided by operating activities	$4,714	$4,245

Adjusted Earnings Per Share
(Unaudited)

For internal comparisons, management finds it useful to assess year-over-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision and other, which is comprised of earnings allocated to participating securities, divided by the weighted average diluted shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2014	2013	2014	2013
Income before income tax provision(1)	$1,572	$2,032	$5,488	$5,446
Amortization	126	124	391	370
Adjusted income before income tax provision	1,698	2,156	5,879	5,816
Adjusted income tax provision and other(2)	678	824	2,332	2,255
Adjusted net income from continuing operations	$1,020	$1,332	$3,547	$3,561

Weighted average diluted shares outstanding	1,164	1,226	1,175	1,234
Adjusted earnings per share	$0.88	$1.09	$3.02	$2.88

(1)
Includes a $521 million loss on early extinguishment of debt (approximately $0.27 per diluted share) during the three and nine months ended September 30, 2014 and a $72 million gain on a legal settlement (approximately $0.04 per diluted share) during the three and nine months ended September 30, 2013. Excluding these items, Adjusted EPS for the three months ended September 30, 2014, was $1.15, up 9.0% from $1.05 for the three months ended September 30, 2013.

(2)
The adjusted income tax provision is computed using the effective income tax rate computed from the condensed consolidated statement of income. Other includes earnings allocated to participating securities of $4 million and $13 million for the three and nine months ended September 30, 2014, respectively.

Free Cash Flow
(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Nine Months Ended September 30,
In millions	2014	2013

Net cash provided by operating activities	$4,714	$4,245
Subtract: Additions to property and equipment	(1,436)	(1,330)
Add: Proceeds from sale-leaseback transactions	328	156
Free cash flow	$3,606	$3,071

Supplemental Information
(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy Segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals
Three Months Ended
September 30, 2014:
Net revenues	$22,534	$16,749	$—	$(4,262)	$35,021
Gross profit	1,403	5,237	—	(172)	6,468
Operating profit (loss)	1,087	1,527	(196)	(172)	2,246
September 30, 2013:
Net revenues	19,483	16,248	—	(3,799)	31,932
Gross profit	1,294	4,876	—	(143)	6,027
Operating profit (loss)(3)	1,012	1,464	(179)	(143)	2,154
Nine Months Ended
September 30, 2014:
Net revenues	64,566	50,100	—	(12,354)	102,312
Gross profit	3,533	15,719	—	(518)	18,734
Operating profit (loss)	2,605	4,982	(591)	(518)	6,478
September 30, 2013:
Net revenues	56,593	48,426	—	(11,088)	93,931
Gross profit	3,025	14,828	—	(409)	17,444
Operating profit (loss)(3)	2,186	4,596	(553)	(409)	5,820
Total Assets:
September 30, 2014	42,527	31,197	1,344	(1,492)	73,576
December 31, 2013	38,343	30,191	4,420	(1,428)	71,526
Goodwill:
September 30, 2014	21,234	6,917	—	—	28,151
December 31, 2013	19,658	6,884	—	—	26,542

(1)         Net revenues of the Pharmacy Services Segment include approximately $1.9 billion of retail co-payments for both the three months ended September 30, 2014 and 2013, as well as $6.1 billion of retail co-payments for both the nine months ended September 30, 2014 and 2013.

(2)
Intersegment eliminations relate to two types of transaction: (i) Intersegment revenues that occur when Pharmacy Services Segment customers use Retail Pharmacy Segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a stand-alone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services Segment customers, through the Company's intersegment activities (such as the Maintenance Choice® program), elect to pick up their maintenance prescriptions at Retail Pharmacy Segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. The following amounts are eliminated in consolidation in connection with the intersegment activity described in item (ii) above: net revenues of $1.2 billion and $1.1 billion for the three months ended September 30, 2014 and 2013, respectively, and $3.6 billion and $3.1 billion for the nine months ended September 30, 2014 and 2013, respectively; and gross profit and operating profit of $172 million and $143 million for the three months ended September 30, 2014 and 2013, respectively, and $518 million and $409 million for the nine months ended September 30, 2014 and 2013, respectively.

(3)
Consolidated operating profit for the three and nine months ended September 30, 2013 includes a $72 million gain on a legal settlement, of which, $11 million is included in the Pharmacy Services Segment and $61 million is included in the Retail Pharmacy Segment.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2014	2013	2014	2013

Net revenues	$22,534	$19,483	$64,566	$56,593
Gross profit	1,403	1,294	3,533	3,025
Gross profit % of net revenues	6.2%	6.6%	5.5%	5.4%
Operating expenses(5)	316	282	928	839
Operating expense % of net revenues	1.4%	1.4%	1.4%	1.5%
Operating profit	1,087	1,012	2,605	2,186
Operating profit % of net revenues	4.8%	5.2%	4.0%	3.9%
Net revenues(1)(4):
Mail choice(2)	$8,054	$6,369	$22,641	$18,274
Pharmacy network(3)	14,420	13,063	41,748	38,163
Other	60	51	177	156
Pharmacy claims processed(1):
Total	230.3	221.9	689.1	676.2
Mail choice(2)	20.7	21.0	61.1	62.3
Pharmacy network(3)	209.6	200.9	628.0	613.9
Generic dispensing rate(1):
Total	82.5%	80.7%	82.3%	80.4%
Mail choice(2)	75.0%	72.8%	74.5%	72.4%
Pharmacy network(3)	83.2%	81.5%	83.1%	81.2%
Mail choice penetration rate	21.7%	23.0%	21.5%	22.5%

(1)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.

(2)	Mail choice is defined as claims filled at a Pharmacy Services mail facility, which include specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice program.

(3)	Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores, but excluding Maintenance Choice activity.

(4)
In May 2014, the Company implemented Specialty Connect, which integrates the Company's mail and retail capabilities, providing members with the choice to bring their specialty prescriptions to any CVS/pharmacy location. Whether submitted through our mail order pharmacy or at CVS/pharmacy, all prescriptions are filled through the Company’s specialty mail order pharmacies, so all revenue from this specialty prescription services program is recorded within the Pharmacy Services Segment. Members then can choose to pick up their medication at their local CVS/pharmacy or have it sent to their home through the mail.

(5)	Operating expenses for the three and nine months ended September 30, 2013 includes a $11 million gain on a legal settlement.

Supplemental Information
(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy Segment’s performance for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2014	2013	2014	2013

Net revenues	$16,749	$16,248	$50,100	$48,426
Gross profit	5,237	4,876	15,719	14,828
Gross profit % of net revenues	31.3%	30.0%	31.4%	30.6%
Operating expenses(3)	3,710	3,412	10,737	10,232
Operating expense % of net revenues	22.1%	21.0%	21.4%	21.1%
Operating profit	1,527	1,464	4,982	4,596
Operating profit % of net revenues	9.1%	9.0%	9.9%	9.5%
Retail prescriptions filled (90 Day = 3 Rx) (1)	233.7	219.7	691.1	660.5
Net revenue increase:
Total	3.1%	4.7%	3.5%	2.3%
Pharmacy	5.3%	6.7%	5.0%	2.6%
Front store	(3.7)%	0.4%	(1.6)%	1.5%
Total prescription volume (90 Day = 3 Rx) (1)	6.4%	4.9%	4.6%	5.4%
Same store increase (decrease)(2):
Total sales	2.0%	3.3%	2.3%	0.9%
Pharmacy sales	4.8%	5.2%	4.5%	1.2%
Front store sales(4)	(4.5)%	(1.0)%	(2.9)%	—%
Prescription volume (90 Day = 3 Rx) (1)	5.1%	4.1%	3.7%	4.6%
Generic dispensing rate	83.3%	81.5%	83.3%	81.5%
Pharmacy % of total revenues	71.8%	70.4%	70.5%	69.5%
Third party % of pharmacy revenue	98.7%	97.9%	98.6%	97.9%

(1)
Includes the adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal 30-day prescription.

(2)	Same store sales exclude revenues from CVS/minuteclinic and stores in Brazil.

(3)	Operating expenses for the three and nine months ended September 30, 2013 includes a $61 million gain on a legal settlement.

(4)
Front store same store sales would have been approximately 480 and 200 basis points higher for the three and nine months ended September 30, 2014, respectively, if tobacco and the estimated associated basket sales were excluded from both the three and nine months ended September 30, 2014 and 2013.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-over-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

In millions, except per share amounts	Year Ending December 31, 2014

Income before income tax provision(1)	$7,639	$7,697
Amortization	521	521
Adjusted income before income tax provision	8,160	8,218
Adjusted income tax provision and other(2)	3,251	3,274
Adjusted income from continuing operations	$4,909	$4,944

Weighted average diluted shares outstanding	1,169	1,169
Adjusted earnings per share from continuing operations attributable to CVS Health	$4.20	$4.23

In millions, except per share amounts	Three Months Ending December 31, 2014

Income before income tax provision	$2,151	$2,210
Amortization	130	130
Adjusted income before income tax provision	2,281	2,340
Adjusted income tax provision and other(2)	918	942
Adjusted income from continuing operations	$1,363	$1,398

Weighted average diluted shares outstanding	1,152	1,151
Adjusted earnings per share from continuing operations attributable to CVS Health	$1.18	$1.21

(1)
Includes a $521 million loss on early extinguishment of debt (approximately $0.27 per diluted share) during the year ending December 31, 2014. Excluding the $0.27 loss on early extinguishment of debt, Adjusted EPS for the year ending December 31, 2014 is projected to be $4.47 to $4.50.

(2)	Other includes earnings allocated to participating securities.

Free Cash Flow Guidance
(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-over-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

In millions	Year Ending December 31, 2014

Net cash provided by operating activities	$7,400	$7,700
Subtract: Additions to property and equipment	(2,300)	(2,200)
Add: Proceeds from sale-leaseback transactions	600	500
Free cash flow	$5,700	$6,000